Exhibit 99.1

PRESS RELEASE

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	gayle.kantro@am.jll.com

Jones Lang LaSalle Appoints Greg O’Brien CEO, Americas

John Gates to lead Markets business; leadership team remains in place

CHICAGO, January 16, 2014 — Validating strong leadership within its Americas region, Jones Lang LaSalle (NYSE:JLL) has announced that Greg O’Brien has been named Chief Executive Officer, Americas.  Reporting directly to Colin Dyer, President and CEO of Jones Lang LaSalle, he will have overall responsibility for the Americas business.  He will be succeeded at the helm of the Americas Markets business by John Gates, who is being named CEO, Markets, to oversee the firm’s Brokerage, Capital Markets, Project & Development Services, Property Management and Retail businesses across the markets in the United States. Both appointments are effective immediately.

Currently a member of the firm’s Americas Executive Committee (AEC), which sets the strategic direction for the region, O’Brien will now head this group and also will join the firm’s Global Executive Board.  The AEC is comprised of heads of the Americas businesses, including Bill Krouch, President, Americas; John Forrest, CEO, Corporate Solutions; and John Gates, CEO, Markets; as well as the leaders of the finance, human resources and marketing groups.

“As a member of our Americas leadership for many years, Greg has been a key contributor to setting the Americas strategy and driving its execution through our businesses,” said Dyer.  “Drawing on his deep experience and impressive results as a leader of multiple businesses and in his direct work with clients, he will be able to drive productive growth throughout the Americas by continuing to implement the long-term strategies set in place over the last year.”

As CEO, Markets Solutions, O’Brien led the businesses responsible for more than 60 percent of the Americas revenue.  In 2013, Markets Solutions expanded through organic growth and acquisitions in its Brokerage, Capital Markets, Industrial, Project & Development Services, Property Management and Retail groups.  He was instrumental in facilitating cross border transactions for clients and providing scalable portfolio services to clients through the Markets Corporate Solutions offering. Prior to leading Markets Solutions, O’Brien held the role of CEO, Brokerage, where he grew revenue to more than $730 million in 2012 while improving broker productivity.  He held the role of CEO of The Staubach Company prior to its merger with JLL in 2008.

O’Brien earned an M.B.A. from Harvard Business School and graduated Magna Cum Laude from Tufts University with a B.S. in Electrical Engineering.  He is on the Board of Teach for America in Washington, DC, and serves on the advisory boards for two private companies, Strategic Buildings Incorporated and Accustream. He has served on the Board of Directors of the Greater Washington Board of Trade and the National Federation of Independent Business (NFIB).

“By maintaining our focus on delivering valuable solutions to our clients, we continue to drive growth for our firm and create opportunities for our people,” said O’Brien. “I’m optimistic that the leadership team we have in place will seize every opportunity to accelerate growth in 2014 and the future. They will be working with the people throughout our organization who are united by the common values of teamwork, integrity and excellence in client service.”

Gates has held the role of President of Real Estate Services, Americas, with direct oversight for the Americas national business lines.  Prior to this role, he was the President of Brokerage, Americas and Director of Markets West, and previously held the role of President and Chief Operating Officer of The Staubach Company.

Gates earned an M.B.A. in Finance from the University of Texas at Austin and a B.S. in Economics/Finance from Trinity University.  He serves on the Board of the Dallas Housing Authority and the Dallas Citizens Council.

The role of Americas CEO had been held by Dyer following the departure of Lauralee Martin to become the Chief Executive Officer of HCP, Inc. in October 2013.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE:JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. With annual revenue of $3.9 billion, Jones Lang LaSalle operates in 70 countries from more than 1,000 locations worldwide. On behalf of its clients, the firm provides management and real estate outsourcing services to a property portfolio of 2.6 billion square feet and completed $63 billion in sales, acquisitions and finance transactions in 2012. Its investment management business, LaSalle Investment Management, has $46.7 billion of real estate assets under management. For further information, visit www.jll.com.

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